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Exhibit 5.0

November 5, 2021

Board of Directors
Ponce Financial Group, Inc.
2244 Westchester Avenue
Bronx, NY 10462

Re:	Ponce Financial Group, Inc. Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”) of Ponce Financial Group, Inc. (the “Company”).  We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1, as amended (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.  The opinion expressed below is limited to matters governed by Maryland and Federal law.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP

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